Exhibit 99.1

FOR IMMEDIATE RELEASE
 .
NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2026 EARNINGS

•Acquisition of MidWestOne closed on February 13, adding approximately $6 billion in assets
•Net income of $15 million ($52 million core *) for first quarter 2026, compared to net income of $40 million ($42 million core *) for fourth quarter 2025
•Diluted earnings per share of $0.81 ($2.75 core *) for first quarter 2026, compared to $2.65 ($2.73 core *) for fourth quarter 2025
•Return on average assets of 0.50% for first quarter 2026, and core * return on average assets of 1.68%
•Return on average tangible common equity of 6.49% for first quarter 2026, and core * return on average tangible common equity of 19.30%, with return on average equity of 3.44%
•Increased quarterly dividend on common stock by 13% to $0.36 per share
•Announced the sale of the Denver branches acquired from MidWestOne (approximately $390 million in loans and approximately $380 million in deposits) to Sunwest Bank
* Core net income, diluted earnings per share, return on average assets, and return on average tangible common equity are non-GAAP financial measures

Green Bay, Wisconsin, April 21, 2026 - Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet”) announced net income of $15 million and earnings per diluted common share of $0.81 for first quarter 2026, compared to net income of $33 million and earnings per diluted common share of $2.08 for first quarter 2025 and net income of $40 million and earnings per diluted common share of $2.65 for fourth quarter 2025. Net income included certain non-core items, mostly merger-related expenses, that negatively impacted earnings per diluted common share $1.94 for first quarter 2026, resulting in core diluted earnings per common share (non-GAAP) of $2.75.

On February 13, 2026, Nicolet completed its acquisition of MidWestOne Financial Group, Inc. (“MidWestOne”), creating one of the largest community banks in the Upper Midwest. MidWestOne shareholders received 0.3175 shares of Nicolet common stock for each share of MidWestOne common stock owned, resulting in the issuance of approximately 6.6 million shares of Nicolet common stock valued at $1.0 billion (based upon the closing stock price of Nicolet’s common stock on February 13, 2026). Upon consummation, MidWestOne added total assets of $6.1 billion, loans of $4.4 billion, deposits of $5.3 billion, and preliminary goodwill of approximately $0.5 billion to Nicolet’s balance sheet.

Evaluation of financial performance and balance sheet line items is impacted both by the timing and size of the MidWestOne acquisition. Certain income statement results, average balances, and related ratios for 2026 include partial contributions from MidWestOne from the acquisition date.

“This quarter reflects disciplined execution through a period of transformational growth,” said Mike Daniels, Chairman, President, and CEO of Nicolet. “We delivered solid core earnings, expanded margins, and increased tangible book value with no material per share dilution in book value from the MidWestOne acquisition. Also, our strong profitability allows us to continue to return capital to shareholders through a 13% increase in our dividend as well as restarting our share repurchase program during the quarter. All of this occurred while completing a transaction that we believe strengthens Nicolet’s competitive position and long-term shared success returns to our Three Circles.”

Daniels continued, “The integration continues as planned with no surprises and I am continually encouraged by the alignment between our teams. Our core conversion is currently scheduled for late summer, after which all anticipated cost savings should be realized and we look to return to our regular position of producing top decile core profitability.”

Balance Sheet Review
At March 31, 2026, period end assets were $15.6 billion, an increase of $6.4 billion from December 31, 2025, largely due to the acquisition of MidWestOne, which added $6.1 billion of total assets at acquisition. Total loans increased $4.0 billion from December 31, 2025, with MidWestOne adding loans of $4.4 billion at acquisition. Total deposits of $12.6 billion at March 31, 2026, increased $4.9 billion from December 31, 2025, also largely due to the acquisition of MidWestOne. Total capital was $2.3 billion at March 31, 2026, an increase of $1.0 billion over December 31, 2025, mostly due to the acquisition of MidWestOne.

Asset Quality
Nonperforming assets were $79 million and represented 0.51% of total assets at March 31, 2026, compared to $32 million and 0.35% of total assets at December 31, 2025, with the increase largely due to the MidWestOne acquisition. The allowance for credit losses-loans was $133 million and represented 1.23% of total loans at March 31, 2026, compared to $69 million (or 1.01% of total loans) at December 31, 2025, with the increase mostly due to the allowance increase from the acquisition of MidWestOne. Asset quality trends remain solid and loan net charge-offs were negligible.

Income Statement Review - Quarter
Net income was $15 million for first quarter 2026, compared to net income of $40 million for fourth quarter 2025.

Net interest income was $110 million for first quarter 2026, $29 million (35%) higher than fourth quarter 2025, the net of a $38 million increase in interest income and a $9 million increase in interest expense. Average interest-earning assets of $11.2 billion were up $2.9 billion from fourth quarter 2025, with higher average loans (up $2.3 billion) and higher average securities (up $578 million), mostly due to the MidWestOne acquisition. Average interest-bearing liabilities of $8.4 billion were up $2.4 billion from fourth quarter 2025, mostly due to higher average interest-bearing deposits (up $2.4 billion) acquired with MidWestOne.

The net interest margin for first quarter 2026 was 3.98%, compared to 3.86% for fourth quarter 2025. The yield on interest-earning assets increased 1 bp (to 5.73%), while the cost of interest-bearing liabilities for first quarter 2026 decreased 25 bps (to 2.36%).

Noninterest income was $25 million for first quarter 2026, up $2 million compared to fourth quarter 2025. Excluding net asset gains (losses), noninterest income was up $3 million, including a $2 million increase in wealth management fee income and a $1 million increase in service charges on deposit accounts, both mostly due to the MidWestOne acquisition. Net asset losses were $1 million for first quarter 2026 (comprised primarily of a write-down on an equity investment), compared to nominal net asset gains for fourth quarter 2025.

Noninterest expense was $110 million for first quarter 2026, a $57 million increase from fourth quarter 2025, mostly due to a $39 million increase in merger-related expense. Personnel expense increased $8 million from fourth quarter 2025, reflecting the larger employee base post-acquisition. Non-personnel expense increased $49 million from fourth quarter 2025, and included the increase in merger-related expense, as well as higher overall expense for a larger operating base.

Subsequent Event
Nicolet National Bank has entered into a definitive purchase and assumption agreement to sell its Denver, Colorado banking branches (acquired in the MidWestOne transaction) to Sunwest Bank. This transaction is an all-cash deal that has been approved by the respective boards of directors, and is expected to close in third quarter 2026, subject to regulatory approval and other standard closing conditions. As of March 31, 2026, the Denver locations had total loans of approximately $390 million and deposits of approximately $380 million. Hovde Group, LLC served as financial adviser and Nelson Mullins Riley & Scarborough LLP provided legal counsel to Nicolet.

Declaration of Quarterly Cash Dividend to Shareholders
On April 21, 2026, Nicolet’s Board of Directors declared a quarterly cash dividend of $0.36 per share to holders of its common stock, an increase of $0.04 per share, or 13%, over the prior quarter. The dividend is payable on June 15, 2026, to shareholders of record as of June 1, 2026.

Next Quarterly Earnings Release
Nicolet expects to issue the second quarter 2026 earnings release on July 21, 2026.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches primarily in Wisconsin, Iowa, Michigan, and Minnesota. More information can be found at www.nicoletbank.com.

Use of Non-GAAP Financial Measures
This communication contains non-GAAP financial measures, such as core net income, core earnings per diluted common share, tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets. Management believes such measures to be helpful to management, investors and others in understanding Nicolet’s results of operations and financial position. When non-GAAP financial measures are used, the comparable GAAP financial measures, as well as the reconciliation of the non-GAAP measures to the GAAP financial measures, are provided. See “Reconciliation of Non-GAAP Financial Measures (Unaudited)” below. The non-GAAP net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also aid investors in comparing Nicolet’s financial performance to the financial performance of peer banks. Management considers non-GAAP financial ratios to be critical metrics with which to analyze and evaluate financial condition and capital strengths. While non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This communication contains statements that constitute “forward-looking statements” within the meaning, and subject to the protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements include, but are not limited to, statements related to the expected completion of the core conversion of the integration process of the Nicolet/MidWestOne merger and resulting cost savings, the expected return to top decile core profitability, the expected closing date of the sale of our Denver branches, and other statements that may not be historical facts. You can identify these forward-looking statements through the use of words such as “anticipate,” “believe,” “assume,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions of the future or otherwise regarding the outlook for Nicolet’s, MidWestOne’s or the combined company’s future businesses and financial performance and/or the performance of the banking industry and economy in general.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control or predict. A number of factors could cause actual results and outcomes to differ materially from those contemplated by these forward-looking statements. These factors include, but are not limited to: (1) the risk that integration of MidWestOne’s and Nicolet’s respective businesses will be materially delayed or will be more costly or difficult than expected, including as a result of unexpected factors or events; (2) the parties’ inability to meet expectations regarding the timing of the proposed sale of the Denver branches; (3) the inability of either Nicolet or Sunwest Bank to obtain required governmental approvals of the proposed sale of the Denver branches on the timeline expected, or at all, and (4) the failure to satisfy other conditions to completion of the proposed sale, or any unexpected delay in closing the proposed transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase and assumption agreement.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Nicolet Bankshares, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Assets
Cash and due from banks	$123,359	$107,956	$94,402	$129,607	$105,085
Interest-earning deposits	492,092	552,276	379,555	293,031	467,095
Cash and cash equivalents	615,451	660,232	473,957	422,638	572,180
Securities available for sale, at fair value	1,986,946	859,834	861,534	849,253	838,105
Other investments	99,835	63,247	61,380	59,594	58,627
Loans held for sale	16,627	13,620	11,308	9,955	8,092
Other assets held for sale	400,443	—	—	—	—
Loans	10,879,694	6,836,345	6,874,711	6,839,141	6,745,598
Allowance for credit losses - loans	(133,435)	(68,806)	(68,785)	(68,408)	(67,480)
Loans, net	10,746,259	6,767,539	6,805,926	6,770,733	6,678,118
Premises and equipment, net	187,876	120,462	121,711	123,723	125,274
Bank owned life insurance (“BOLI”)	293,790	192,498	190,979	189,342	187,902
Goodwill and other intangibles, net	967,843	382,400	383,693	385,107	386,588
Accrued interest receivable and other assets	259,420	125,275	118,942	120,464	120,336
Total assets	$15,574,490	$9,185,107	$9,029,430	$8,930,809	$8,975,222

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$2,537,729	$1,828,928	$1,826,453	$1,800,335	$1,689,129
Interest-bearing deposits	10,086,635	5,901,843	5,785,012	5,741,338	5,883,061
Total deposits	12,624,364	7,730,771	7,611,465	7,541,673	7,572,190
Long-term borrowings	179,968	134,860	134,600	134,340	156,563
Other liabilities held for sale	385,882	—	—	—	—
Accrued interest payable and other liabilities	127,399	61,814	68,405	64,698	63,201
Total liabilities	13,317,613	7,927,445	7,814,470	7,740,711	7,791,954
Stockholders' Equity:
Common stock	213	148	148	149	152
Additional paid-in capital	1,589,992	583,257	581,815	601,625	630,340
Retained earnings	706,099	697,799	662,252	625,243	594,068
Accumulated other comprehensive income (loss)	(39,427)	(23,542)	(29,255)	(36,919)	(41,292)
Total stockholders' equity	2,256,877	1,257,662	1,214,960	1,190,098	1,183,268
Total liabilities and stockholders' equity	$15,574,490	$9,185,107	$9,029,430	$8,930,809	$8,975,222

Common shares outstanding	21,316,619	14,811,445	14,798,895	14,924,086	15,149,341

Nicolet Bankshares, Inc.
Consolidated Statements of Income (Unaudited)
	For the Three Months Ended
(In thousands, except per share data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Interest income:
Loans, including loan fees	$139,784	$106,579	$107,930	$105,976	$100,666
Taxable investment securities	11,955	6,294	6,201	6,027	5,560
Tax-exempt investment securities	1,358	972	998	1,017	1,049
Other interest income	5,115	6,393	5,204	4,618	5,466
Total interest income	158,212	120,238	120,333	117,638	112,741
Interest expense:
Deposits	46,656	37,622	39,312	40,472	39,465
Short-term borrowings	—	1	—	—	—
Long-term borrowings	1,997	1,721	1,757	2,057	2,070
Total interest expense	48,653	39,344	41,069	42,529	41,535
Net interest income	109,559	80,894	79,264	75,109	71,206
Provision for credit losses	6,050	750	950	1,050	1,500
Net interest income after provision for credit losses	103,509	80,144	78,314	74,059	69,706
Noninterest income:
Wealth management fee income	10,655	8,196	7,629	6,811	6,975
Mortgage income, net	3,539	3,653	3,568	2,907	1,926
Service charges on deposit accounts	3,149	2,016	2,000	1,962	2,025
Card interchange income	4,228	3,772	3,752	3,699	3,337
BOLI income	1,882	1,857	1,654	1,429	1,420
Asset gains (losses), net	(867)	422	1,294	(199)	(354)
Deferred compensation plan asset market valuations	(277)	465	972	1,437	45
LSR income, net	711	644	668	950	1,057
Other noninterest income	2,274	2,067	2,082	1,637	1,792
Total noninterest income	25,294	23,092	23,619	20,633	18,223
Noninterest expense:
Personnel expense	38,159	30,233	29,437	29,114	26,521
Occupancy, equipment and office	12,375	9,169	9,028	9,104	9,330
Business development and marketing	2,337	2,093	2,223	1,593	2,100
Data processing	6,185	4,691	4,671	4,682	4,525
Intangibles amortization	4,096	1,293	1,414	1,481	1,552
FDIC assessments	1,275	1,033	1,005	1,029	940
Merger-related expense	40,686	1,956	—	—	—
Other noninterest expense	4,682	2,571	2,310	2,916	2,819
Total noninterest expense	109,795	53,039	50,088	49,919	47,787
Income before income tax expense	19,008	50,197	51,845	44,773	40,142
Income tax expense	3,812	9,873	10,110	8,738	7,550
Net income	$15,196	$40,324	$41,735	$36,035	$32,592
Earnings per common share:
Basic	$0.83	$2.72	$2.81	$2.40	$2.14
Diluted	$0.81	$2.65	$2.73	$2.34	$2.08
Common shares outstanding:
Basic weighted average	18,232	14,804	14,836	15,029	15,256
Diluted weighted average	18,749	15,227	15,303	15,431	15,647

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	For the Three Months Ended
(In thousands, except share & per share data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Selected Average Balances:
Loans	$9,194,624	$6,858,444	$6,843,189	$6,833,236	$6,710,206
Investment securities	1,479,693	902,147	903,839	900,469	886,010
Interest-earning assets	11,235,506	8,381,031	8,206,651	8,140,178	8,078,997
Cash and cash equivalents	576,905	634,751	480,208	423,272	497,865
Goodwill and other intangibles, net	642,403	382,956	384,296	385,735	387,260
Total assets	12,429,336	9,163,123	8,984,344	8,909,653	8,849,412
Deposits	10,386,008	7,717,321	7,583,986	7,504,224	7,446,107
Interest-bearing liabilities	8,363,619	5,989,196	5,911,850	5,972,117	5,953,083
Stockholders’ equity (common)	1,792,181	1,234,619	1,194,974	1,183,316	1,178,868
Selected Ratios: (1)
Book value per common share	$105.87	$84.91	$82.10	$79.74	$78.11
Tangible book value per common share (2)	$60.47	$59.09	$56.17	$53.94	$52.59
Return on average assets	0.50%	1.75%	1.84%	1.62%	1.49%
Return on average common equity	3.44	12.96	13.86	12.21	11.21
Return on average tangible common equity (2)	6.49	19.27	20.98	18.72	17.34
Core return on average assets (non-GAAP) (2)	1.68	1.80	1.80	1.63	1.51
Core return on average common equity (non-GAAP) (2)	11.66	13.35	13.51	12.27	11.31
Core return on average tangible common equity (non-GAAP) (2)	19.30	19.84	20.47	18.80	17.48
Average equity to average assets	14.42	13.47	13.30	13.28	13.32
Stockholders’ equity to assets	14.49	13.69	13.46	13.33	13.18
Tangible common equity to tangible assets (2)	8.82	9.94	9.61	9.42	9.28
Net interest margin	3.98	3.86	3.86	3.72	3.58
Efficiency ratio	80.30	51.00	49.10	51.79	52.94
Effective tax rate	20.05	19.67	19.50	19.52	18.81
Selected Asset Quality Information:
Nonaccrual loans	$73,494	$31,679	$27,463	$27,735	$28,325
Other real estate owned	5,985	667	767	881	946
Nonperforming assets	$79,479	$32,346	$28,230	$28,616	$29,271
Net loan charge-offs (recoveries)	$833	$529	$573	$372	$342
Allowance for credit losses-loans to loans	1.23%	1.01%	1.00%	1.00%	1.00%
Net charge-offs to average loans (1)	0.04	0.03	0.03	0.02	0.02
Nonperforming loans to total loans	0.68	0.46	0.40	0.41	0.42
Nonperforming assets to total assets	0.51	0.35	0.31	0.32	0.33
Stock Repurchase Information: (3)
Common stock repurchased ($)	$22,401	$—	$20,525	$29,989	$26,047
Common stock repurchased (shares)	149,499	—	155,393	257,402	233,207
(1)Income statement-related ratios for partial-year periods are annualized.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation of these financial measures.
(3)Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Consolidated Loan & Deposit Metrics (Unaudited)
(In thousands)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Period End Loan Composition
Commercial & industrial	$2,330,665	$1,367,522	$1,415,841	$1,412,621	$1,409,320
Owner-occupied commercial real estate (“CRE”)	1,558,995	939,587	947,390	963,278	949,107
Agricultural	1,759,960	1,415,425	1,378,070	1,346,924	1,329,807
Commercial	5,649,620	3,722,534	3,741,301	3,722,823	3,688,234
CRE investment	2,378,946	1,188,351	1,213,301	1,231,423	1,225,490
Construction & land development	575,030	326,638	324,209	298,122	273,007
Commercial real estate	2,953,976	1,514,989	1,537,510	1,529,545	1,498,497
Commercial-based loans	8,603,596	5,237,523	5,278,811	5,252,368	5,186,731
Residential construction	144,737	95,268	92,325	88,152	91,321
Residential first mortgage	1,580,088	1,193,683	1,199,512	1,205,841	1,194,116
Residential junior mortgage	464,395	268,188	260,167	249,406	235,096
Residential real estate	2,189,220	1,557,139	1,552,004	1,543,399	1,520,533
Retail & other	86,878	41,683	43,896	43,374	38,334
Retail-based loans	2,276,098	1,598,822	1,595,900	1,586,773	1,558,867
Total loans	$10,879,694	$6,836,345	$6,874,711	$6,839,141	$6,745,598

Period End Deposit Composition
Noninterest-bearing demand	$2,537,729	$1,828,928	$1,826,453	$1,800,335	$1,689,129
Interest-bearing demand	2,516,924	1,263,276	1,104,552	1,266,507	1,239,075
Money market	2,955,846	2,056,550	2,044,055	1,900,639	1,988,648
Savings	1,763,204	834,520	825,683	805,300	794,223
Time	2,850,661	1,747,497	1,810,722	1,768,892	1,861,115
Total deposits	$12,624,364	$7,730,771	$7,611,465	$7,541,673	$7,572,190
Brokered transaction accounts *	$175,000	$25,000	$25,000	$155,000	$100,000
Brokered time deposits *	409,922	382,116	422,516	429,303	585,372
Total brokered deposits *	$584,922	$407,116	$447,516	$584,303	$685,372
Customer transaction accounts *	$9,598,703	$5,958,274	$5,775,743	$5,617,781	$5,611,075
Customer time deposits *	2,440,739	1,365,381	1,388,206	1,339,589	1,275,743
Total customer deposits (core) *	$12,039,442	$7,323,655	$7,163,949	$6,957,370	$6,886,818

* During first quarter 2026, Nicolet reclassified fully reciprocated deposit balances with ICS from brokered deposits to core deposits to be more consistent with the presentation typically used by peer banks. The ICS reciprocal deposits are part of the IntraFi Network Deposits program, which is used by financial institutions to distribute deposits that exceed FDIC insurance coverage limits to numerous institutions in order to provide insurance coverage for all participating deposits. Prior periods have been restated to reflect this change. There was no change to total deposits or the deposit categories.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	For the Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Total loans (1) (2)	$9,194,624	$140,412	6.18%	$6,858,444	$106,696	6.18%	$6,710,206	$100,804	6.08%
Investment securities (2)	1,479,693	13,703	3.71%	902,147	7,578	3.36%	886,010	6,951	3.14%
Other interest-earning assets	561,189	5,115	3.69%	620,440	6,393	4.09%	482,781	5,466	4.58%
Total interest-earning assets	11,235,506	$159,230	5.73%	8,381,031	$120,667	5.72%	8,078,997	$113,221	5.67%
Other assets, net	1,193,830			782,092			770,415
Total assets	$12,429,336			$9,163,123			$8,849,412
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits *	$7,702,195	$41,762	2.20%	$5,417,210	$32,829	2.40%	$5,180,098	$32,575	2.55%
Brokered deposits *	502,241	4,894	3.95%	437,138	4,793	4.35%	611,897	6,890	4.57%
Total interest-bearing deposits	8,204,436	46,656	2.31%	5,854,348	37,622	2.55%	5,791,995	39,465	2.76%
Wholesale funding	159,183	1,997	5.09%	134,848	1,722	5.07%	161,088	2,070	5.21%
Total interest-bearing liabilities	8,363,619	$48,653	2.36%	5,989,196	$39,344	2.61%	5,953,083	$41,535	2.83%
Noninterest-bearing demand deposits	2,181,572			1,862,973			1,654,112
Other liabilities	91,964			76,335			63,349
Stockholders' equity	1,792,181			1,234,619			1,178,868
Total liabilities and stockholders' equity	$12,429,336			$9,163,123			$8,849,412
Net interest income and rate spread		$110,577	3.37%		$81,323	3.11%		$71,686	2.84%
Net interest margin			3.98%			3.86%			3.58%

Loan purchase accounting accretion (3)		$4,896	0.18%		$934	0.04%		$1,475	0.07%
Loan nonaccrual interest (3)		$780	0.03%		$(383)	(0.02)%		$(304)	(0.02)%

* During first quarter 2026, Nicolet reclassified fully reciprocated deposit balances with ICS from brokered deposits to core deposits to be more consistent with the presentation typically used by peer banks. The ICS reciprocal deposits are part of the IntraFi Network Deposits program, which is used by financial institutions to distribute deposits that exceed FDIC insurance coverage limits to numerous institutions in order to provide insurance coverage for all participating deposits. Prior periods have been restated to reflect this change. There was no change to total deposits or the deposit categories.
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.
(3) Loan purchase accounting accretion and Loan nonaccrual interest included in Total loans interest above, and the related impact to net interest margin.

Nicolet Bankshares, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
	For the Three Months Ended
(In thousands, except per share data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Core net income reconciliation: (1)
Net income (GAAP)	$15,196	$40,324	$41,735	$36,035	$32,592
Adjustments:
Provision expense (2)	4,700	—	—	—	—
Assets (gains) losses, net	867	(422)	(1,294)	199	354
Merger-related expense	40,686	1,956	—	—	—
Adjustments subtotal	46,253	1,534	(1,294)	199	354
Tax on Adjustments (3)	9,944	299	(252)	39	69
Core net income (non-GAAP)	$51,505	$41,559	$40,693	$36,195	$32,877
Intangibles amortization, net of tax	$3,215	$1,041	$1,138	$1,192	$1,249
Core net income (non-GAAP) for tangible common equity ratio	$54,720	$42,600	$41,832	$37,387	$34,126
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$0.81	$2.65	$2.73	$2.34	$2.08
Core diluted earnings per common share (non-GAAP)	$2.75	$2.73	$2.66	$2.35	$2.10
Selected Ratios: (4)
Return on average assets (GAAP)	0.50%	1.75%	1.84%	1.62%	1.49%
Return on average common equity (GAAP)	3.44%	12.96%	13.86%	12.21%	11.21%
Return on average tangible common equity (non-GAAP) (5)	6.49%	19.27%	20.98%	18.72%	17.34%
Core return on average assets (non-GAAP)	1.68%	1.80%	1.80%	1.63%	1.51%
Core return on average common equity (non-GAAP)	11.66%	13.35%	13.51%	12.27%	11.31%
Core return on average tangible common equity (non-GAAP) (5)	19.30%	19.84%	20.47%	18.80%	17.48%
Tangible assets: (5)
Total assets	$15,574,490	$9,185,107	$9,029,430	$8,930,809	$8,975,222
Goodwill and other intangibles, net	967,843	382,400	383,693	385,107	386,588
Tangible assets	$14,606,647	$8,802,707	$8,645,737	$8,545,702	$8,588,634
Tangible common equity: (5)
Stockholders’ equity (common)	$2,256,877	$1,257,662	$1,214,960	$1,190,098	$1,183,268
Goodwill and other intangibles, net	967,843	382,400	383,693	385,107	386,588
Tangible common equity	$1,289,034	$875,262	$831,267	$804,991	$796,680
Tangible average common equity: (5)
Average stockholders’ equity (common)	$1,792,181	$1,234,619	$1,194,974	$1,183,316	$1,178,868
Average goodwill and other intangibles, net	642,403	382,956	384,296	385,735	387,260
Average tangible common equity	$1,149,778	$851,663	$810,678	$797,581	$791,608
Note: Numbers may not sum due to rounding.
(1)The core net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)Includes the provision expense for the ACL on unfunded commitments related to the MidWestOne merger.
(3)Assumes an effective tax rate of 21.5% for 2026 and 19.5% for 2025.
(4)The ratios of core return on average assets and core return on average common equity use core net income as the numerator in place of net income (GAAP). These financial metrics have been included as they provide information useful to investors in understanding the operating performance and trends of Nicolet.
(5)The ratios of tangible book value per common share, return on average tangible common equity, core return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. In addition, the ratios of return on average tangible common equity and core return on average tangible common equity remove the intangibles amortization, net of tax, from the numerator. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.